Exhibit 99.1

For Immediate Release

MEETINGHOUSE BANCORP, INC. ANNOUNCES DATE OF

2014 ANNUAL MEETING OF SHAREHOLDERS

Dorchester, Massachusetts — October 28, 2013.  Meetinghouse Bancorp, Inc. (OTCBB: MTGB) today announced that its annual meeting of shareholders will be held on Wednesday, February 19, 2014.

Meetinghouse Bancorp, Inc. is the holding company for Meetinghouse Bank, a Massachusetts-chartered co-operative bank.  Through its main office in Dorchester and branch office in Roslindale, the Bank primarily serves the “Lower Mills” area of the City of Boston, which encompasses the community of Dorchester within the City of Boston and the Town of Milton.

Contact:	Anthony A. Paciulli
President and Chief Executive Officer
(617) 298-2250